Exhibit 99.1

For more information:
Investor Relations	Media Relations
Jim DeNike	Colleen Beauregard
Corixa Corp.	Waggener Edstrom Bioscience
(206) 366-3720	(503) 443-7000
jim.denike@corixa.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES SALE AND TRANSFER OF BEXXAR DEVELOPMENT AND
MARKETING RIGHTS TO GLAXOSMITHKLINE

Corixa to Focus on Adjuvant Commercialization and TLR4 Agonist/Antagonist Product Development

Restructuring Expected to Result in More Than 50 Percent Reduction in Cash Burn

SEATTLE, December 13, 2004 — Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced that it has reached an agreement with GlaxoSmithKline (GSK) pursuant to which GSK will acquire worldwide rights and responsibilities related to the manufacturing, development and commercialization of the BEXXAR® therapeutic regimen. The agreement is subject to limited, customary closing conditions.

Under the terms of the agreement, on December 31, 2004, Corixa will transfer to GSK all of Corixa’s rights and responsibilities and costs associated with commercial and clinical development of BEXXAR on a worldwide basis. As a result, Corixa will assign or otherwise transfer all of its BEXXAR-related assets to GSK, including the rights to commercialize BEXXAR in Canada. In addition, GSK will assume Corixa’s relationship with the Australian Nuclear Science and Technology Organization for the commercialization of BEXXAR in Australasia. Rights to the product in the European Union will also be transferred to GSK as the rights previously held by Amersham Health (now GE Healthcare) have been returned to Corixa. According to the agreement, Corixa will continue to receive development and sales milestones and royalties based on sales of BEXXAR in the United States, Canada and Australasia. GSK and Corixa will continue to equally share royalties on Zevalin sales according to the terms of the previous patent litigation settlement with Biogen Idec.

“Corixa continues to believe in the promise of BEXXAR and the benefit that it can provide for patients with non-Hodgkin’s lymphoma,” said Steven Gillis, PhD, chairman and chief executive officer of Corixa. “However, BEXXAR’s commercial acceptance is coming at a pace that is too slow for Corixa to continue to fund. We are fortunate that we now have an arrangement with GSK that allows for Corixa’s transfer of all BEXXAR product rights and obligations, while maintaining Corixa’s opportunity to share in the commercial success of the product through various milestone and royalty provisions.”

Corixa has implemented immediate restructuring of its operations in South San Francisco and Seattle as a result of the company’s decision to sell its rights to BEXXAR and focus its future operations on the Company’s growing adjuvant business and the further development of proprietary TLR4-based compounds. The restructuring will result in an approximate 43 percent reduction in Corixa’s workforce, or the elimination of approximately 160 positions.

Following the reductions, Corixa will have approximately 220 employees at facilities in Seattle, Washington and Hamilton, Montana. The company expects to incur non-cash charges of up to $4.5 million and cash charges of up to $5.5 million associated with the transfer of BEXXAR to GSK and its workforce reductions beginning in the fourth quarter of 2004 and continuing through mid-2005. In addition, Corixa expects to incur additional non-cash charges as it enters into potential sublease arrangements in the future.

As a part of the company’s restructuring, Corixa will also reduce other oncology related product development. After further discussions with its current partners, Corixa will seek to sell or transfer its cancer vaccine and antibody target portfolios to either existing or new partners.

“While operational restructuring is a difficult and unfortunate process, we have an obligation to conserve our resources while focusing our efforts on those areas of our business that we believe have the greatest likelihood to provide a substantial return on investment,” Gillis added. “The actions we have taken place Corixa on a strong financial footing that will allow us to aggressively pursue adjuvant commercialization and development of our innate immunity product portfolio. As we have stated previously, we expect a 2004 operating cash burn of approximately $65 million. Following the actions we have taken today, we now expect a 2005 operating cash burn of less than $30 million.”

Corixa: Adjuvants and TLR4-based Innate Immunity
Adjuvants now form the basis of Corixa’s near-term commercialization strategy, including its flagship adjuvant, MPL®, which is present in multiple vaccines that are nearing product approval around the world. Corixa’s guaranteed MPL adjuvant manufacturing and supply contract announced earlier in the year provides the company with a steady source of revenue for many years to come. In addition, the company has reported continued progress in the development of TLR4 compounds designed to trigger or inhibit the body’s innate immune system, including CRX-675 currently being evaluated in human clinical trials for improvement of seasonal allergic rhinitis. Additional progress in this area is leading to the development of multiple TLR4 directed, proprietary compounds that may act as stand alone therapeutics for additional indications.

Gillis added, “Our adjuvant business is strong and growing as products containing MPL are nearing approval. Our guaranteed supply contract for the manufacture of MPL, ongoing partner development of MPL and other adjuvants and the progress we have made in the area of TLR4 compounds establishes a strong foundation for future success in these areas.”

Conference Call
Corixa will hold a conference call and webcast to discuss the sale and transfer of BEXXAR on December 14, 2004 at 8:30 a.m. ET/5:30 a.m. PT. The live conference call can be accessed by calling (800) 810-0924 or (913) 981-4900. Webcast participants can sign up at the Investors page of Corixa’s Web site. A recorded replay of the conference call can be accessed through the Web site, or by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 330791. The call will be rebroadcast through December 21, 2004.

About Corixa
Corixa is a biopharmaceutical company developing vaccine adjuvants and immunology based products that manage human diseases. Corixa’s products are currently in multiple clinical development programs, including several that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Montana. For more information, please visit Corixa’s Web site at www.corixa.com.

Corixa Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the commercial potential for BEXXAR, MPL and TLR4 compounds, statements about the expected effect of the transaction with GSK on our future cash burn and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the risk that we do not realize the cash reductions expected to result from the transaction with GSK and the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended September, 2004, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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